Exhibit 3

Exhibit 3

RESULTS 3Q15

October 22, 2015

Forward looking information

This presentation contains forward-looking statements. In some cases, these statements can be identified by the use of forward-looking words such as “may,” “should,” “could,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential” and “intend” or other similar words. These forward-looking statements reflect CEMEX Latam Holdings, S.A.’s (“CLH”) current expectations and projections about future events based on CLH’s knowledge of present facts and circumstances and assumptions about future events. These statements necessarily involve risks and uncertainties that could cause actual results to differ materially from CLH’s expectations. Some of the risks, uncertainties and other important factors that could cause results to differ, or that otherwise could have an impact on CLH or its subsidiaries, include the cyclical activity of the construction sector; CLH’s exposure to other sectors that impact CLH’s business, such as the energy sector; competition; general political, economic and business conditions in the markets in which CLH operates; the regulatory environment, including environmental, tax, antitrust and acquisition-related rules and regulations; CLH’s ability to satisfy its debt obligations and CEMEX, S.A.B. de C.V.’s (“CEMEX”) ability to satisfy CEMEX’s obligations under its material debt agreements, the indentures that govern CEMEX’s senior secured notes and CEMEX’s other debt instruments; expected refinancing of CEMEX’s existing indebtedness; the impact of CEMEX’s below investment grade debt rating on CLH’s and CEMEX’s cost of capital; CEMEX’s ability to consummate asset sales and fully integrate newly acquired businesses; achieve cost-savings from CLH’s cost-reduction initiatives and implement CLH’s pricing initiatives for CLH’s products; the increasing reliance on information technology infrastructure for CLH’s invoicing, procurement, financial statements and other processes that can adversely affect operations in the event that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; weather conditions; natural disasters and other unforeseen events; and the other risks and uncertainties described in CLH’s public filings. Readers are urged to read these presentations and carefully consider the risks, uncertainties and other factors that affect CLH’s business. The information contained in these presentations is subject to change without notice, and CLH is not obligated to publicly update or revise forward-looking statements. Unless the context indicates otherwise, all references to pricing initiatives, price increases or decreases, refer to CLH’s prices for CLH’s products.

UNLESS OTHERWISE NOTED, ALL CONSOLIDATED FIGURES ARE PRESENTED IN DOLLARS AND ARE BASED ON THE FINANCIAL STATEMENTS OF EACH COUNTRY PREPARED UNDER INTERNATIONAL FINANCIAL REPORTING STANDARDS.

Copyright CEMEX Latam Holdings, S.A. and its subsidiaries.

2

Financial Results Summary

Net Sales (US$M) Operating EBITDA(US$M)

-17% -23% -22% -31%

1,324 1,102 460 354 443 346 160 110

9M14 9M15 3Q14 3Q15 9M14 9M15 3Q14 3Q15

Increase in net sales in Costa Rica and Nicaragua were more than offset by lower contribution from our Colombia and Panama operations

Our results continued to be affected by FX

U.S dollar appreciated 56% v.s. COP during 3Q15 on a year-over-year basis

Consolidated net sales remained flat in 3Q15 on an adjusted basis1 compared with 3Q14 and 2Q15

Consolidated EBITDA declined by 1% on an adjusted basis1 compared with 2Q15 and by 10% versus 3Q14

(1)	Adjusting for FX fluctuations
3

Financial Results Summary

Operating EBITDA Margin(%)

-2.0pp	-3.7pp
33.4%	31.4% 34. 7% 31.0%

9M14 9M15 3Q14 3Q15

Consolidated EBITDA margin was affected by currency fluctuations, lower volumes in Colombia and Panama, and scheduled maintenance works in Costa Rica and Colombia

Consolidated EBITDA margin declined by 2.0pp during 9M15 and by 3.7pp during 3Q15 compared with the same periods in 2014

4

Consolidated Volumes and Prices

Domestic gray cement

Ready-mix concrete

Aggregates

9M15 vs. 9M14 3Q15 vs. 3Q14 3Q15 vs. 2Q15

Volume(5%)(5%) 1%

Price (USD)(13%)(17%)(7%)

Price (LtL1 ) 4% 8% 3%

Volume 0%(8%)(3%)

Price (USD)(17%)(24%)(10%)

Price (LtL1 ) 3% 3% 0%

Volume 1%(7%)(3%)

Price (USD)(18%)(23%)(12%)

Price (LtL1 ) 3% 5%(2%)

(1)	Like-to-like prices adjusted for foreign-exchange fluctuations

Cement volumes grew by 1% from 2Q15 to 3Q15

Historic year-to-date volume records

Cement: Nicaragua Ready-mix: Guatemala Aggregates: Panama

Higher prices in 3Q15 and 9M15 in local-currency terms in our three main products compared with the same periods a year ago

Growth in cement prices reflect our efforts in our profitability recovery strategy in Colombia

5

REGIONAL HIGHLIGHTS

Results 3Q15

Results Highlights Colombia

Colombia – Results Highlights

Financial Summary US$ Million

Volume

Price (Local Currency)

9M15 9M14% var 3Q15 3Q14% var

Net Sales 551 769(28%) 177 267(34%)

Op. EBITDA 189 281(33%) 61 100(39%)

as % net

sales 34.2% 36.5%(2.3pp) 34.4% 37.5%(3.1pp)

9M15 vs. 9M14 3Q15 vs. 3Q14 3Q15 vs. 2Q15

Cement(9%)(6%) 7%

Ready-mix(0%)(8%)(4%)

Aggregates(3%)(11%)(6%)

9M15 vs. 9M14 3Q15 vs. 3Q14 3Q15 vs. 2Q15

Cement 5% 12% 7%

Ready-mix 5% 7% 2%

Aggregates 3% 8% 2%

Improvement in profitability will continue being our main strategic focus in the upcoming quarters

U.S. dollar appreciated 56% versus COP compared with 3Q14

Higher prices in our three core products in local currency terms, during 3Q15 and 9M15 compared with the same periods in 2014

Cement volumes grew by 7% and 18%

3Q15 compared with 2Q15 and 1Q15 respectively

8

Colombia - Capacity expansion project

Maceo Plant – Antioquia, Colombia (Sept. 2015)

Construction of grinding phase was completed during recent months and production trials were carried out successfully

We expect clinker production line to start in 2H16 increasing our cement capacity in the country from 4.5 to close to 5.5 million

Higher operating efficiencies

Fuel and electricity costs at this new plant are expected to be 15% and 10% lower than in our current cement operations

Lower distribution expenses are expected in our cement network once we start operations

Colombia - Fiscal outlook

National Central Government: Fiscal Balance Projected figures for 2015 and 2016 (% of GDP)

2015 Shortfall in oil revenues Debt Service Increase Reduction in current Expenditure and investment Management & Tax Evasion Initiative 2016

-2,2

-3,0

0,2

0,5

-1,2

-0,2

+0,3

+0,5

-3,6

-2,1

Structural Structural

Economic Cycle Economic Cycle

Energetic Cycle Energetic Cycle

Source: Ministry of Finance

The fiscal rule allows for a temporary higher government leverage given reduced expectations of GDP growth, and lower oil prices affecting fiscal revenues

The recently approved National Budget for 2016 is COP $215.91 B

2.5% higher than the projected 2015 budget (which was COP $210.62 B)

The investment category was the most affected within the 2016 National Budget due to the fall in oil revenues, it represents a decrease of 11% compared to 2015

US $1.6 B of the road plan announced in the PIPE 2.03 were recently approved

Government estimates that all of the 57 projects will be awarded by the end of November 2015

(1)	USD $ 74.4 B FX: 2,900 COP/USD
(2)	USD $72.6 B FX: 2,900 COP/USD
(3)	New stimulus plan for production and employment

Colombia – 4G infrastructure projects outlook

6	Projects of the first wave have reached financial closure during 3Q15.

Private financing for the remaining projects expected to be fully obtained by 1Q16

Current Concessions

New Concessions

Awarded Concessions

CLH’s Cement Plants & Grinding Mills

19 projects for US $8.5 B have been awarded in the first two waves of the 4G

Financial closure for the projects included in 2nd wave should be obtained by 2H16, according to infrastructure authorities

Three projects of the 3rd wave for US $1.7 B were prioritized for public funding approval and awarding process

9 additional projects for US $3 B have been approved by means of private initiative PPPs; this number could increase significantly

Colombia – Government housing initiatives

130,000 new social housing subsidies on mortgage rate

130,000 units under “Mi casa ya” subsidy program

77,000 units under previously awarded social housing subsidy program

50,000 units under new subsidy on middle-income housing

30,000 units in new free-home program

Government expects a positive GDP impact of 0.4pp for 2016 with the execution of its housing initiatives

Housing initiatives now cover a wider social spectrum increasing the multiplying factor in the economy and making execution easier

Projects under VIPAs1 program are advancing at a slower pace due to the slow approval of bank loans to beneficiaries

We started works in projects for more than 4K houses under our housing solutions initiatives as part of the VIPAs1 program

(1)	Social Housing for Savers

Results Highlights Panama

|| Panama – Results Highlights

CEMEX | LatAm Holdings

Financial Summary US$ Million

	9M15	9M14	% var	3Q15	3Q14	% var
Net Sales	224	241	(7%)	73	93	(21%)
Op. EBITDA	92	108	(16%)	30	42	(29%)
as % net sales	40.9%	44.9%	(4.0pp)	41.3%	45.7%	(4.4pp)

Volume

	9M15 vs. 9M14	3Q15 vs. 3Q14	3Q15 vs. 2Q15
Cement	(5%)	(23%)	(11%)
Ready-mix	(8%)	(20%)	1%
Aggregates	6%	(1%)	3%

Price (Local Currency)

	9M15 vs. 9M14	3Q15 vs. 3Q14	3Q15 vs. 2Q15
Cement	3%	7%	2%
Ready-mix	(4%)	(5%)	(0%)
Aggregates	3%	4%	(0%)

Cement prices increased by 7% during 3Q15

versus 3Q14 reflecting a mix effect from lower sales to the Canal expansion project

Our ready-mix and aggregates volumes grew sequentially

by 1% and 3% during 3Q15

Cement volumes decline

is mainly explained by lower volumes to the Canal expansion project, as well as, the completion of some large infrastructure projects

EBITDA margins remained flat

during 3Q15 compared with 2Q15, and declined by 4.4pp versus 3Q14

14

Panama – Sector Highlights

The 25% increase in the I&C sector not enough to offset the slowdown in housing and the infrastructure during the quarter

Executive order to begin works for:

2nd line of Panama City Subway Urban renovation city of Colon

Infrastructure sector decreased by 75% during 3Q15 due to lower consumption of the Canal expansion project and the end of “Corredor Norte” & “Parque Eólico”

Perception of slowdown in new permits approval and execution of new public works; we expect this to be temporary

Results Highlights

Costa Rica

|| Costa Rica – Results Highlights

CEMEX LatAm Holdings

Financial Summary
US$ Million

	9M15	9M14	% var	3Q15	3Q14	% var
Net Sales	131	114	15%	41	38	10%
Op. EBITDA	54	51	6%	15	18	(17%)
as % net sales	41.3%	44.9%	(3.6pp)	35.7%	47.1%	(11.4pp)

Volume

	9M15 vs. 9M14	3Q15 vs. 3Q14	3Q15 vs. 2Q15
Cement	12%	14%	(9%)
Ready-mix	14%	12%	(17%)
Aggregates	20%	(8%)	(22%)

Price
(Local Currency)

	9M15 vs. 9M14	3Q15 vs. 3Q14	3Q15 vs. 2Q15
Cement	2%	(0%)	(1%)
Ready-mix	(4%)	(5%)	(3%)
Aggregates	(2%)	(3%)	(7%)

Double-digit growth in net sales for the third consecutive quarter driven mainly by infrastructure projects

Double-digit growth in year-to-date volumes for our three core products compared with the same period last year

Operating EBITDA increased by 6% during 9M15
compared with same period last year

EBITDA margin during 3Q15 was affected
mainly by scheduled maintenance works and higher costs freight

17

Costa Rica– Sector Highlights

Infrastructure remained the main driver for cement demand in 3Q15

We expect the Capulín hydroelectric plant project to start in 4Q15

Infrastructure works from the National Development Plan could start in 4Q15. Main projects might be developed in 2016-2017

Volumes during the year positively affected by construction of roads and hydroelectric dams

We are confident but cautious regarding the positive impact of the National Development Plan, given the governments fiscal deficit levels

Results Highlights

Rest of CLH

|| Rest of CLH – Results Highlights

CEMEX | LatAm Holdings

Financial Summary US$ Million

	9M15	9M14	% var	3Q15	3Q14	% var
Net Sales	209	210	(1%)	67	67	0%
Op. EBITDA	57	60	(5%)	18	20	(12%)
as % net sales	27.5%	28.6%	(1.1pp)	26.2%	29.8%	(3.6pp)

Volume

	9M15 vs. 9M14	3Q15 vs. 3Q14	3Q15 vs. 2Q15
Cement	(4%)	4%	(1%)
Ready-mix	21%	21%	7%
Aggregates	8%	20%	39%

Price (Local Currency)

	9M15 vs. 9M14	3Q15 vs. 3Q14	3Q15 vs. 2Q15
Cement	2%	(0%)	(1%)
Ready-mix	2%	(1%)	(2%)
Aggregates	13%	4%	(10%)

Double-digit growth in net sales for the sixth consecutive quarter in Nicaragua, on a year-over-year basis

Positive volume performance in all of our products during 3Q15 compared with 3Q14, driven by positive demand environment in Nicaragua and Guatemala

Ready-mix volumes grew by 47% in Guatemala during 3Q15 compared with same period in 2014

Higher prices for our three main products during 9M15, compared with the same period in 2014

20

Rest of CLH – Sector Highlights

In Guatemala, the industrial-and-commercial sector remained as the main driver during 3Q15

Volume growth in Nicaragua was positively affected by good weather conditions enhancing housing and infrastructure activities

Public and private investment has grown during the year by 35% and 24%, respectively, in Nicaragua

Volumes in Nicaragua expected to remain strong with continued high levels of public and private investments

FREE CASH FLOW

3Q15 Results

Free Cash Flow

US$ Million 9M15 9M14% var 3Q15 3Q14% var

Operating. EBITDEBITDA 346 443(22%) 110 160(31%)

- Net Financial Expense 58 75 17 28

- Maintenance Capex 26 38 13 12

- Change in Working Cap(24)(3) 2(13)

- Taxes Paid 87 81 24 22

- Other Cash Items (net) 11(0) 3 0

Free Cash Flow

Free Cash Flow 188 252(25%) 51 110(53%)

After Maintenance Capex

- Strategic Capex 110 40 39 28

Free Cash Flow 79 212(63%) 12 82(86%)

Reversal in our working capital investment of US$24MM during 9M15, reflecting improvement from our initiatives

FCF before strategic Capex declined by 25% in 9M15 vs. 9M14, mainly resulting from lower EBITDA

Net debt reduction of US$18 million during 3Q15 to US$1,060 million

GUIDANCE

3Q15 Results

2015 Guidance

Volume YoY%

Cement Ready - Mix Aggregates

Colombia Mid-single-digit decline Flat Flat to slightly negative

Cement Ready - Mix Aggregates

Panama Low-single-digit decline Low-single-digit decline High-single-digit growth

Cement Ready - Mix Aggregates

Costa Rica High-single-digit growth Low-teens growth Low-teens growth

Maintenance capex is expected to be about US $52 MM in 2015

Strategic capex is expected to reach US $158 MM in 2015

Consolidated Cash taxes are expected to range between US $110 MM and US $130 MM

APPENDIX

3Q15 Results

Consolidated debt maturity profile

US$ Million

679

253

40

141

3

2015 2016 2017 2018 2025

US $1,118 Million

Total debt as of September 30, 2015

Definitions

Cement: When providing cement volume variations, refers to our domestic gray cement operations.

Operating EBITDA: Operating earnings before other expenses, net plus depreciation and operating amortization.

Maintenance capital expenditures: Investments incurred for the purpose of ensuring CLH’s operational continuity. These include capital expenditures on projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental regulations or internal policies.

Strategic capital expenditures: Investments incurred with the purpose of increasing CLH’s profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs.

LC: Local currency.

pp: Percentage points.

Like-to-like Percentage Variation (l-t-l%var): Percentage variations adjusted for investments/divestments and currency fluctuations.

Rest of CLH: Includes Brazil, Guatemala, El Salvador and Nicaragua.

Contact information

Investor Relations

Jesús Ortiz de la Fuente

Phone: +57(1) 603-9051

E-mail: jesus.ortizd@cemex.com

Stock Information

Colombian Stock Exchange CLH

RESULTS 3Q15

October 22, 2015